Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 and related prospectus of our report dated June 29, 2022, with respect to the consolidated financial statements of Nemaura Medical Inc. as of March 31, 2022 and 2021 and for each of the two years in the period ended March 31, 2022 (which report includes an explanatory paragraph relating to the existence of substantial doubt about the Company’s ability to continue as a going concern), and to the reference to us under the heading “Experts” in the prospectus which is part of this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

Denver, Colorado

March 13, 2023